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                August 26, 2021

       Merle Ferguson
       Chief Executive Officer
       GOLD ROCK HOLDINGS, INC.
       2020 General Booth Blvd., Suite 230
       Virginia Beach, VA 23454

                                                        Re: GOLD ROCK HOLDINGS,
INC.
                                                            Registration
Statement on Form 10
                                                            Filed June 30, 2021
                                                            File No. 000-56304

       Dear Mr. Ferguson:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                Sincerely,


                Division of Corporation Finance

                Office of Real Estate & Construction
       cc:                                              Richard W. Jones, Esq.